Exhibit 99.1

ARES MANAGEMENT CORPORATION REPORTS THIRD QUARTER 2020 RESULTS

LOS ANGELES--Ares Management Corporation (NYSE:ARES) today reported its financial results for its third quarter ended September 30, 2020.

GAAP net income attributable to Ares Management Corporation was $47.5 million for the quarter ended September 30, 2020. On a basic and diluted basis, net income attributable to Ares Management Corporation per share of Class A common stock was $0.27 for the quarter ended September 30, 2020.

After-tax realized income, net of Series A preferred stock dividends, was $134.1 million for the quarter ended September 30, 2020. After-tax realized income per share of Class A common stock, net of Series A preferred stock dividends, was $0.48 for the quarter ended September 30, 2020. Fee related earnings were $106.8 million for the quarter ended September 30, 2020.

“Despite the broad effects of the COVID crisis, we continue to execute well across our key financial metrics with record setting third quarter results,” said Michael Arougheti, Chief Executive Officer and President of Ares. “In our third quarter, we generated year over year growth of 24% in our assets under management driven by a record quarter of fundraising, 23% growth in our fee related earnings and nearly 50% growth in our realized income as we continue to deliver for our investors. We believe our fundraising success demonstrates that we are viewed as an experienced manager during challenging markets and that our strategies are responsive to the growing needs of our global investor base.”

“We continue to see the benefits of scale as we reported our highest FRE margin since our IPO,” said Michael McFerran, Chief Operating Officer and Chief Financial Officer. “We have high conviction for continued strong growth in our fee related earnings in the years ahead based on the increases in our AUM and undeployed capital, the available deployment opportunities and our pipeline of funds we are bringing to the market.”

Common Dividend

Ares declared a quarterly dividend of $0.40 per share of its Class A common stock, payable on December 31, 2020 to its Class A common stockholders of record at the close of business on December 17, 2020.

Dividend Reinvestment Program

Ares has a Dividend Reinvestment Program for its Class A common stockholders that will be effective for the fourth quarter dividend on December 31, 2020. American Stock Transfer and Trust Company is engaged to administer the plan on behalf of the Company. Additional information can be located on the Investor Resources section of our website.

Preferred Dividend

Ares declared a quarterly dividend of $0.4375 per share of its Series A preferred stock with a payment date of December 31, 2020 to its Series A preferred stockholders of record as of the close of business on December 15, 2020.

Additional Information

Ares issued a full detailed presentation of its third quarter 2020 results, which can be viewed at www.aresmgmt.com on the Investor Resources section of our home page under Events and Presentations. The presentation is titled "Third Quarter 2020 Earnings Presentation."

Conference Call and Webcast Information

Ares will host a conference call on October 28, 2020 at 12:00 p.m. ET to discuss third quarter results. All interested parties are invited to participate via telephone or the live webcast, which will be hosted on a webcast link located on the Home page of the Investor Resources section of our website at http://www.aresmgmt.com. Please visit the website to test your connection before the webcast. Domestic callers can access the conference call by dialing (888) 317-6003. International callers can access the conference call by dialing +1 (412) 317-6061. All callers will need to enter the Participant Elite Entry Number 7281571 followed by the # sign and reference “Ares Management Corporation” once connected with the operator. All callers are asked to dial in 10-15 minutes prior to the call so that name and company information can be collected. For interested parties, an archived replay of the call will be available through November 25, 2020 to domestic callers by dialing (877) 344-7529 and to international callers by dialing +1 (412) 317-0088. For all replays, please reference conference number 10147946. An archived replay will also be available through November 25, 2020 on a webcast link located on the Home page of the Investor Resources section of our website.

About Ares Management Corporation

Ares Management Corporation (NYSE: ARES) is a leading global alternative investment manager operating integrated businesses across Credit, Private Equity, Real Estate and Strategic Initiatives. Ares Management’s investment groups collaborate to deliver innovative investment solutions and consistent and attractive investment returns for fund investors throughout market cycles. Ares Management's global platform had approximately $179 billion of assets under management as of September 30, 2020 with more than 1,400 employees operating across North America, Europe and Asia Pacific.

Forward-Looking Statements

Statements included herein contain certain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, which relate to future events or our future performance or financial condition. Forward-looking statements can be identified by the use of forward looking words such as "outlook," "believes," "expects," "potential," "continues," "may," "will," "should," "seeks," "approximately," "predicts," "intends," "plans," "estimates," "anticipates" or negative versions of those words, other comparable words or other statements that do not relate to historical or factual matters. The forward-looking statements are based on our beliefs, assumptions and expectations of our future performance, taking into account all information currently available to us. These statements are not guarantees of future performance, condition or results and involve a number of risks and uncertainties. Actual results may differ materially from those in the forward-looking statements as a result of a number of factors, including but not limited to the impact of the COVID-19 pandemic and the pandemic's impact on the U.S. and global economy, as well as those described from time to time in our filings with the Securities and Exchange Commission. Any forward-looking statement speaks only as of the date on which it is made. Ares Management Corporation undertakes no duty to update any forward-looking statements made herein or on the webcast/conference call, whether as a result of new information, future developments or otherwise, except as required by law.

Nothing in this press release constitutes an offer to sell or solicitation of an offer to buy any securities of Ares or an investment fund managed by Ares or its affiliates.

Investor Relations Contacts

Carl Drake	Veronica Mayer	Cameron Rudd
cdrake@aresmgmt.com	vmendiola@aresmgmt.com	crudd@aresmgmt.com
(800) 340-6597	(800) 340-6597	(800) 340-6597

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